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                                                                    Exhibit 99.1


NEW YORK STOCK EXCHANGE ADVISES PENTON MEDIA THAT
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ITS STOCK HAS FALLEN BELOW MINIMUM LISTING CRITERIA
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CLEVELAND, OH - August 22, 2002 - Penton Media, Inc. (NYSE: PME) today announced that it has been notified by the New York Stock Exchange (NYSE) that its common stock is "below criteria" for continued listing because the average closing price of its common stock for a consecutive 30-day period prior to notification was below $1.00. Under NYSE guidelines, Penton Media must return its share price and average share price back above $1.00 by six months following receipt of the NYSE's notification. In the event that the Company fails to return to compliance during this time period, the NYSE has notified the Company that it will commence suspension and delisting procedures for the Company's common stock.

The NYSE notified the Company that it may make an appraisal of, and determine on an individual basis, the suitability for continued listing of Penton's common stock based on other factors such as an abnormally low share price. The NYSE noted that the Company's common stock has recently traded as low as $.33, which is often viewed by the New York Stock Exchange as abnormally low. The NYSE informed the Company that continued trading at this price level may require the NYSE to make more immediate qualitative continued listing determinations.

In accordance with NYSE rules, the Company has acknowledged to the NYSE receipt of this notification and its intention to cure this deficiency. There can be no assurance, however, that the Company will be able to do so.


ABOUT PENTON MEDIA

Penton Media is a leading, global business-to-business media company that produces market-focused magazines, trade shows and conferences, and online media. Penton's integrated media portfolio serves the following industries:
Internet/broadband; information technology; electronics; natural products; food/retail; manufacturing; design/engineering; supply chain; aviation; government/compliance; mechanical systems/construction; and leisure/hospitality.

This press release includes forward-looking statements concerning Penton that involve risks, uncertainties and assumptions about Penton. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The results or events predicted in these statements may vary materially from actual future events or results. Penton does not assume any obligation, nor does Penton intend to update any of these forward-looking statements.